EXHIBIT 12.1

ARCHSTONE COMMUNITIES TRUST
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollar amounts in thousands)

(Unaudited)

                                       Six Months Ended                 Twelve Months Ended
                                           June 30,                         December 31,
                                    --------------------- ---------------------------------------------------
                                       2001        2000       2000      1999      1998      1997(1)    1996
Earnings from operations........... $   80,422 $   90,079 $  176,466 $ 169,339 $  134,571 $  24,686 $  94,089
Add:
   Interest expense................     67,076     71,527    145,173   121,494     83,350    61,153    35,288
Earnings as adjusted............... $  147,498 $  161,606 $  321,639 $ 290,833 $  217,921 $  85,839 $ 129,377
                                    ========== ========== ========== ========= ========== ========= =========

Fixed charges:
   Interest expense................ $   67,076 $   71,527 $  145,173 $ 121,494 $   83,350 $  61,153 $  35,288
   Capitalized interest............     10,201     13,032     24,317    31,912     29,942    17,606    16,941
     Total fixed charges........... $   77,277 $   84,559 $  169,490 $ 153,406 $  113,292 $  78,759 $  52,229
                                    ========== ========== ========== ========= ========== ========= =========

Ratio of earnings to fixed charges.        1.9        1.9        1.9       1.9       1.9       1.1       2.5
                                    ========== ========== ========== ========= ========== ========= =========

(1)	Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring Archstone's REIT and property management companies from Security Capital. Excluding the charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 would be 2.0.